May 2, 2012

Dear Shareholder,

2011 was an exciting year for Royale Energy. We announced a couple of major developments that will significantly impact the growth of the company.

In December, Royale won 60 tracts in the heart of the oil window in North Slope, Alaska. The company's 100,480 acres consist of three separate blocks of contiguous tracts that hold the potential for both conventional and shale development. In February 2012, the US Geological Survey released a report on the potential of this area. They estimated up to 2 billion barrels of oil and up to 80 trillion cubic feet of natural gas in a fairway that runs across Royale's leases. Royale plans to drill 3-6 wells to assess the potential in the Shublik and Kingak shale on its acreage. Petroleum News recently noted Royale Energy as an "Alaska Shale Frontrunner."

Royale also acquired and recorded 18 square miles of new proprietary 3-D seismic in the Sacramento Basin of California. The acquisition area is northwest of eight recent discoveries, which include the high rate Goddard wells. Once the seismic traces have been processed, they will be used to select locations for new wells, adding to Royale's inventory of high quality drillable prospects.

On behalf of the board of directors, management and employees of Royale Energy, we invite you to attend the annual meeting, which will take place on Friday, June 29, 2012 at 10:00 am (Pacific Daylight Time) at Royale Energy's corporate headquarters in San Diego. It is an opportunity for the directors and management of Royale Energy to meet with you, our shareholders. At the meeting, we will report to you on Royale Energy's performance for 2011 and our plans for the future.

We thank you for your interest and confidence in Royale Energy and urge you to exercise your right to vote.

Regards,

Donald H. Hosmer                                                                           Stephen M. Hosmer
Co-President/Co-CEO                                                                     Co-President/Co-CEO

7676 HAzARD CENTER DRIVE, SUITE 1500, SAN DIEGO, CA 92108 • 619 / 881-2800 • FAX 619 / 881-2899